Exhibit 99.1
CONTACT:
Michael L. Henry
Chief Financial Officer
(714) 414-4003
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES
SECOND QUARTER EARNINGS RESULTS; ISSUES THIRD
QUARTER EARNINGS GUIDANCE
ANAHEIM, CA/August 24, 2010 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) (the “Company”) today announced that net sales for the second quarter of fiscal 2010 ended July 31, 2010, were $218 million versus net sales of $243 million for the second quarter of fiscal 2009 ended August 1, 2009. Total Company same-store sales decreased 10% during the period.
For the second quarter of fiscal 2010, the Company reported a net loss of $23 million, or $(0.36) per share, compared to a net loss of $14 million, or $(0.22) per share, for the second quarter of fiscal 2009. Results for the second quarter of fiscal 2010 reflect the continuing impact of a valuation allowance against the Company’s deferred tax assets. On a non-GAAP basis, using a normalized 37% income tax rate, the Company’s net loss for the second quarter was $15 million, or $(0.22) per share.
“Our second quarter results were led by our fourth consecutive quarter of improving comp trends in young mens and a return to positive comps for this critical piece of our business,” said Gary H. Schoenfeld, President and Chief Executive Officer. “Our young men’s customers are responding well to the renewed prominence of great brands at PacSun. As we progress through the second half of the year, we look forward to continuing to achieve positive comps in young mens and the beginnings of trend improvements in juniors as well.”
The Company also announced that it has completed two mortgage transactions regarding its primary real estate assets, its corporate offices in Anaheim, California and its distribution center in Olathe, Kansas. The transactions generated total net cash proceeds of approximately $28.3 million for the Company subsequent to the end of the second quarter of fiscal 2010. A description of these transactions is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission today.
Commenting on the transactions, Mr. Schoenfeld said, “Shortly after I joined PacSun, we began looking at options for monetizing these real estate assets. Given the current attractiveness of interest rates, the mortgage transactions we completed proved to be the most efficient and economically beneficial way to do so giving us added flexibility as we plan for the long term growth of our business.”
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

The Company also reported in a separate press release that it has entered into an exclusive agreement with Mossimo Giannulli and Dirty Bird Productions, Inc. to license the Modern Amusement brand for apparel, footwear and accessories.
Financial Outlook
For the 3rd Quarter
The Company’s guidance range for the third quarter of fiscal 2010 contemplates a GAAP net loss per share of $(0.15) to $(0.25) for the third quarter of fiscal 2010 which will reflect the continuing impact of maintaining a valuation allowance against deferred tax assets and a very low effective tax rate. On a non-GAAP basis, using a normalized income tax rate of approximately 36% to 37%, the Company’s guidance range translates to a net loss of $(0.09) to $(0.16) per share for the third quarter of fiscal 2010. The forecasted third quarter GAAP earnings range is based on the following significant assumptions:
•	Same-store sales decline of 4% to 9%;

•	Gross margin rate, including buying, distribution and occupancy costs, of 24% to 26%;

•	SG&A expenses in the range of $74 million to $76 million;

•	As the Company no longer records income tax benefits against its operating losses, tax expense is expected to be less than $100,000 due to taxable income projected to be generated in certain state and local tax jurisdictions.
For the Full Year
The Company also updated certain of its targets for the full fiscal year ending January 29, 2011 as follows:
•	The Company continues to target sequential quarterly improvements in comparable store sales and the prospect of reaching a positive comp in the fourth quarter;

•	Merchandise margins are forecasted to improve materially over 2009 but may not be sufficient to fully offset deleveraging of occupancy costs;

•	SG&A is now projected at $305 million to $310 million compared to a previous range of $310 million to $320 million;

•	Capital expenditures are now projected at the lower end of the Company’s previous guidance range of $20 million to $30 million.
About Pacific Sunwear of California, Inc.
Pacific Sunwear of California, Inc. and its subsidiaries (collectively, the “Company”) is a leading specialty retailer rooted in the action sports, fashion and music influences of the California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of July 31, 2010, the Company operates 880 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
The Company will be hosting a conference call today at 4:30 pm Eastern time to review the results. A telephonic replay of the conference call will be available, beginning
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

approximately two hours following the call, for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 93436717. For those unable to listen to the live Web broadcast or utilize the call-in replay, an archived version will be available on the Company’s investor relations website through midnight, November 15, 2010.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the accompanying table titled “Reconciliation of Selected GAAP Measures to Non-GAAP Measures” and the section following such table titled “About Non-GAAP Financial Measures.”
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, the statements by Mr. Schoenfeld in the third and fifth paragraphs and all statements under the headings “Financial Outlook for the 3rd Quarter” and “Financial Outlook for the Full Year.” In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. These statements are not historical facts and involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Uncertainties that could adversely affect the Company’s business and results include, among others, the following factors: adverse changes in economic conditions generally; adverse changes in consumer spending; changes in consumer demands and preferences; higher than expected same-store sales declines; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors as a result of natural disasters or terrorist acts, which could cause unexpected delays in store relocations, renovations or expansions; reliance on foreign sources of production; and other risks outlined in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 and subsequent periodic reports filed with the SEC. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	07/31/10	08/01/09	07/31/10	08/01/09
Net sales	$218,336	$242,794	$408,644	$446,260
Gross margin	50,758	57,708	93,223	118,982
SG&A expenses	73,945	79,343	147,099	156,112

Operating loss	(23,187)	(21,635)	(53,876)	(37,130)
Other expense/(income), net	76	(66)	77	163

Loss before income taxes	(23,263)	(21,569)	(53,953)	(37,293)
Income tax expense/(benefit)	202	(7,414)	540	(14,395)

Net loss	$(23,465)	$(14,155)	$(54,493)	$(22,898)

Net loss per share:
Basic	$(0.36)	$(0.22)	$(0.83)	$(0.35)

Diluted	$(0.36)	$(0.22)	$(0.83)	$(0.35)

Weighted average shares outstanding:
Basic	65,950,825	65,370,465	65,894,376	65,241,888

Diluted	65,950,825	65,370,465	65,894,376	65,241,888

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	07/31/10	01/31/10	08/01/09
ASSETS
Current assets:
Cash & cash equivalents	$25,041	$93,091	$26,176
Inventories	174,790	89,665	174,995
Prepaid expenses	13,394	10,801	10,956
Other current assets	3,009	5,365	3,750

Total current assets	216,234	198,922	215,877
Property and equipment, net	224,821	249,000	296,053
Other long-term assets	29,492	29,296	59,584

Total assets	$470,547	$477,218	$571,514

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,193	$38,481	$82,191
Other current liabilities	46,089	43,742	42,573

Total current liabilities	134,282	82,223	124,764
Deferred lease incentives	34,090	39,207	45,635
Deferred rent	20,635	21,396	22,337
Other long-term liabilities	27,087	27,714	28,498

Total liabilities	216,094	170,540	221,234
Total shareholders’ equity	254,453	306,678	350,280

Total liabilities and shareholders’ equity	$470,547	$477,218	$571,514

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	First Half Ended
	07/31/10	08/01/09
Cash flows from operating activities:
Net loss	$(54,493)	$(22,898)
Depreciation and amortization	28,105	34,529
Asset impairment	6,307	7,526
Non-cash stock based compensation	2,112	2,426
Tax deficiencies related to exercise of stock options	—	(1,599)
Loss on disposal of property and equipment	632	30
Changes in operating assets and liabilities:
Inventories	(85,125)	(67,790)
Accounts payable and other current liabilities	52,068	32,867
Other assets and liabilities	(6,882)	27,991

Net cash (used in)/provided by operating activities	(57,276)	13,082

Cash flows from investing activities:
Capital expenditures	(10,917)	(15,784)
Proceeds from sale of property and equipment	—	28
Proceeds from sale of land	—	3,705

Net cash used in investing activities	(10,917)	(12,051)

Cash flows from financing activities:
Proceeds from exercise of stock options	303	373
Repayments under capital leases	(160)	(4)

Net cash provided by financing activities	143	369

Net (decrease)/increase in cash and cash equivalents	(68,050)	1,400
Cash and cash equivalents, beginning of period	93,091	24,776

Cash and cash equivalents, end of period	$25,041	$26,176

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	07/31/10	08/01/09
Stores open at beginning of fiscal year	894	932
Stores opened during the period	2	—
Stores closed during the period	(16)	(16)

Stores open at end of period	880	916

	07/31/10		08/01/09
		Square		Square
	# of	Footage	# of	Footage
	Stores	(000s)	Stores	(000s)
PacSun stores	755	2,906	790	3,028
PacSun Outlet stores	125	505	126	508

Total stores	880	3,411	916	3,536
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	07/31/10	08/01/09	07/31/10	08/01/09
GAAP net loss	$(23,465)	$(14,155)	$(54,493)	$(22,898)
Valuation allowance	8,778	—	20,287	—

Non-GAAP net loss	$(14,687)	$(14,155)	$(34,206)	$(22,898)

GAAP net loss per share	$(0.36)	$(0.22)	$(0.83)	$(0.35)
Valuation allowance per share	0.13	—	0.31	—

Non-GAAP net loss per share	$(0.22)	$(0.22)	$(0.52)	$(0.35)

Shares used in calculation	65,950,825	65,370,465	65,894,376	65,241,888

Forward-Looking Earnings GAAP to Non-GAAP Reconciliation:

Guidance for the
third quarter of
fiscal 2010
GAAP net loss per share guidance	$(0.15) - $(0.25)

Income tax benefit, excluding valuation allowance[1]	$0.06 - $0.09

Non-GAAP net loss per share guidance	$(0.09) - $(0.16)

[1]	The Company assumed a normalized effective income tax rate of approximately 36% to 37% against pre-tax operating losses which represents the expected effective tax rate for fiscal 2010 exclusive of any impact from valuation allowances.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated August 24, 2010 contains non-GAAP financial measures. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share for the second quarter and first half of fiscal 2010 and non-GAAP net loss per share guidance for the third quarter of fiscal 2010. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The Company computes non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The Company may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures. The Company has excluded the following item from all of its non-GAAP financial measures:
•	Deferred tax asset valuation allowance charges
The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, individual operating segments or its senior management. In addition, the Company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the Company’s historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.
3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000